Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Highland Hospitality Corporation:

We consent to the incorporation by reference in registration statements (Nos. 333-121338, 333-121339 and 33-121341) on
Form S-3 and registration statements (Nos. 333-111341 and 333-121340) on Form S-8 of Highland Hospitality Corporation of our report, dated November 30, 2005, with respect to the balance sheets of Hilton Boston Back Bay as of December 31, 2004 and 2003 and the related statements of operations, net assets, and cash flows for each of the years then ended, which report appears in the Form 8-K/A of Highland Hospitality Corporation dated December 23, 2005.

/s/ KPMG LLP

McLean, Virginia

December 23, 2005